THIS WARRANT HAS NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED. OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXECEPTION THEREFROM UNDER SUCH ACT AND ANY SUCH LAWS THAT MAY BE APPLICABLE. THIS WARRANT IS TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED HEREIN AND IN THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF, JANUARY 20, 2004, BETWEEN THE COMPANY AND THE PURCHASERS REFERRED TO THEREIN.

Certificate No. _____________	Issue Date: _______________

Warrant To Purchase

Series A Preferred Stock

Of

Enerpulse, Inc.

THIS IS TO CERTIFY that, for value received, _______________, or its permitted assigns (the "Holder"). is entitled to purchase from Enerpulse, Inc., a Delaware corporation (the "Company"), at any time during the Exercise Period (as hereinafter defined), a total of __________ shares of the Company's Series A preferred stock, par value $0.001 per share (the "Series A Preferred Stock"), at an exercise price of $1.40 per share, subject to adjustment as described in this Warrant, all on and subject to the terms and conditions set forth in this Warrant.

The number of shares of Series A Preferred Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Series A Preferred Stock may be adjusted from time to time as hereinafter set forth. The shares of Series A Preferred Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares," and the exercise price of a share of Series A Preferred Stock as adjusted from time to time is hereinafter sometimes referred to as the ''Exercise Price."

This Warrant is issued to the Holder by the Company in connection with the transactions described in that certain Share Purchase Agreement dated as of ____________ (the "Purchase Agreement"), by and among the Company and the purchasers referred to therein.

SECTION 1.           Exercise of Warrant.

1.1           Exercise Period. This Warrant may be exercised, in whole or in part, at any time and from time to time to and including 5:00 p.m., Denver time, on the first anniversary of the Issue Date of this Warrant or, if such day is not a business day, on the next succeeding business day (the "Exercise Period").

1.2           Exercise Procedure. This Warrant may be exercised, by presentation and surrender hereof to the Company at its principal office, or at tl1e office of its stock transfer agent, if any. with the Purchase Form annexed hereto duly executed (with signature guaranteed if required by the Company or its stock transfer agent) and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form and any applicable taxes. Payment may be made at the option of Holder (i) by funds immediately available and/or (ii) instructing the Company to withhold from the shares of Series A Preferred Stock to be issued upon exercise of this Warrant a number of whole or fractional shares of

Series A Preferred Stock equal to the number of shares for which the Warrant being. exercised (including any surrendered shares) multiplied by the Exercise Price per share, divided by the Fair Market Value of a share of Series A Preferred Stock. For purposes of the cashless exercise procedure described in clause (ii) of the preceding sentence, the term "Fair Market Value of a share of Series A Preferred Stock" is determined as follows:

(a) If the Series A Preferred Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The NASDAQ National Market, the Fair Market Value of a share of Series A Preferred Stock shall be the last reported sale price of the Series A Preferred Stock on such exchange or system on the last business day prior to the date of exercise of this Warrant or, if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or system;

(b) If the Series A Preferred Stock is not so listed or admitted to unlisted trading privileges. the Fair Market Value of a share of Series A Preferred Stock shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc., on the last business day prior to the date of the exercise of this Warrant; or

(c) If the Series A Preferred Stock is not so listed or admitted to unlisted trading privileges and hid and asked prices are not so reported, the Fair Market Value of a share of Series A Preferred Stock shall be an amount that would be received by the holder of such shares pursuant to the Company's Amended and Restated Articles of Incorporation if the Company was liquidated and dissolved and its sole assets at the time of such liquidation and dissolution consisted of cash in an amount equal to the Company Fair Market Value. "Company Fair Market Value" means the amount which a: hypothetical willing buyer would pay a hypothetical willing seller(s) in cash for one hundred percent (100%) of the then outstanding capital stock of the Company, with all in-the-money options and warrants for capital stock having been exercised in accordance with their terms, in an arm's-length transact ion, with neither buyer nor seller(s) being under any undue pressure to complete the transaction, and with all parties having equal access to, and accurate knowledge of: all material facts.

As soon as practicable alter an exercise of this Warrant, but not later than seven (7) business days from the date of such exercise, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or the Holder's designee. If this Warrant should be exercised in part only the Company shall, upon surrender of the Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder.

In order to assure the availability of an exemption from registration under the federal or applicable state securities laws, the Company may condition the exercise of the Warrant upon the Holder delivering to the Company an investment letter in the form as customarily used by the Company from time to time in connection with the exercise of non-registered options and warrants which arc issued by the Company. It is further understood that certificates for the Warrant Shares, if any, to be issued upon exercise of this Warrant may contain a restrictive legend in accordance with Section 5.2 hereof.

1.3           Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Series A Preferred Stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of shares of Series A Preferred Stock issuable upon exercise of this Warrant. All shares of Series A Preferred Stock which are so issuable shall, when issued and upon payment of the Exercise Price therefor, be duly and validly issued, fully paid and non-assessable.

1.4           Fractional Shares. In lieu of issuing fractional shares, the Company may, at its option. with respect to any fraction of a share called for upon any exercise of this Warrant, pay to the Holder hereof an amount in cash equal to such fraction multiplied by the then elective Exercise Price.

SECTION 2.           Exchange, Transfer or Replacement of Warrant.

2. 1           Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for new Warrants in different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Series A Preferred Stock purchasable hereunder. This Warrant may be divided by or combined with other Warrants which carry the same rights upon presentation hereof at the principal office of the Company or at the office· Of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "this Warrant'' as used herein includes any Warrants into which this Warrant may be divided or exchanged.

2.2           Transfer. Subject to the provisions of the Purchase Agreement and Section 5 of this Warrant, the Holder may transfer or assign this Warrant and all rights hereunder, in whole or from time to time in part. Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed (with signature guaranteed , if required by the Company or its stock transfer agent) and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee or assignees named in such instrument of assignment and this Warrant shall promptly be canceled.

2.3           Replacement. Upon receipt by the Company of evidence satisfactory to it of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnification reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like tenor, date and amount. Any such new Warrant certificate executed and delivered; shall constitute an additional contractual obligation on the part of the Company, whether or not the original Warrant certificate shall be at any time enforceable by anyone.

SECTION 3.           Adjustments.

3.1           Stock Dividends, Subdivisions and Combinations. So long as this Warrant shall be outstanding, the Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as described herein, in case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Series A Preferred Stock in shares of Series A Preferred Stock, (ii) subdivide or reclassify its outstanding shares of Series A Preferred Stock into a greater number of shares or (iii) combine or reclassify its outstanding shares of Series A Preferred Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution, the sale of such securities or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted as of the effective date of such event by multiplying such Exercise Price by a fraction:

(a)           the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior thereto, and

(b)           the denominator of which shall be the total number of shares of Series A Preferred Stock outstanding immediately following such event.

For example, if the Company declares a 2-for-1 stock distribution and the Exercise Price immediately prior to such event was $ 1.00 per share, then the adjusted Exercise Price immediately after such event would be $.50 per share. Such adjustment shall be made successively whenever any event listed above shall occur.

No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.

All calculations under this Section 3.1 shall be made to the nearest cent or to the nearest Warrant Share, as the case may be.

In the event that at any time, as a result of an adjustment made pursuant to this Section 3.1, the Holder of this Warrant thereafter shall become entitled to receive any securities of the Company, other than Series A Preferred Stock, thereafter the number of such other securities so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series A Preferred Stock contained in this Section 3.1.

3.2           Reclassification, Reorganization or Merger. If at any time as a result of: (i) any capital reorganization or reclassification of outstanding shares of Series A Preferred Stock of the Company (other than a dividend. subdivision or combination which gives rise to adjustment of the Exercise Price pursuant to Section 3.1 of this Warrant). or (ii) any merger or consolidation of the Company with or into another corporation (whether or not the Company is the surviving corporation). the Series A Preferred Stock issuable upon exercise of this Warrant shall be changed into or exchanged for the same or a different number of shares of any class or classes of stock or the Company or any other corporation, or other securities convertible into such shares, then, as a part of such reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the exercise rights of this Warrant so that:

(a) the Holder of this Warrant shall thereafter be entitled to receive, upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property which such Holder would have received at the time of such capital reorganization, reclassification, merger or consolidation, if such Holder had exercised this Warrant immediately prior to such capital reorganization, reclassification, merger or consolidation, and

(b) this warrant shall t hereafter be adjusted on terms as nearly equivalent as may be practicable for all adjustments theretofore provided in this Warrant.

The provisions of this Section 3.2 shall similarly apply to successive capital reorganizations, reclassifications, mergers and consolidations.

3.3           Offer's Certificate. Whenever the Exercise Price or the kind of securities or property issuable upon the exercise of this Warrant, or both, shall be adjusted, the Company shall make an officer's certificate setting forth, in reasonable detail the event requiring such adjustment. the amount of the adjustment, the method by which such adjustment was calculated, the Exercise Price and the kind of securities or property issuable upon the exercise of this Warrant after giving effect to such adjustment. The Company shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to the Holder of this Warrant promptly after each adjustment.

3.4           Notices to Warrant Holders. Whenever the Company contemplates the occurrence of an event which would give rise to adjustments in the Exercise Price or the kind of securities or property issuable upon exercise of this Warrant, the Company shall mail to the Holder of this Warrant, at least fifteen (15) days prior to the record date with respect to such event or, if no record date shall be established, at least fifteen (15) days prior to such event, a notice specifying (i) the nature of the contemplated event, ( ii) the date on which any such record is to be taken for the purpose of such event. (iii) the date on which such event is expected to become effective and (iv) the time, if any is to be fixed, when the holders of record of Series A Preferred Stock (or other securities) shall been titled to exchange their shares of Series A Preferred Stock (or other securities) for securities or other property deliverable in connection with such event

SECTION 4.           Rights of the Holder.

The Holder of this Warrant shall not, by virtue hereof, be entitled to any voting rights or other rights of a stockholder in the Company, either at law or equity (including, without limitation, any rights to dividends) and the rights of the Holder are limited to those expressed in this Warrant.

SECTION 5.           Securities Law Compliance.

5.1           Investment Representations. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and any Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee tor any other party. and for investment, and that the Holder will not offer, sell, transfer, assign or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof, except in accordance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws or applicable exemptions therefrom. Upon exercise of the Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of Series A Preferred Stock so purchased are being acquired solely for the Holder's own account and not as a nominee for any other party, for investment and not with a view toward distribution or resale.

5.2           Legend. If appropriate, this Warrant and any Warrants issued upon exercise or substitution or upon assignment or transfer pursuant to the provisions of this Warrant, and all Warrant Shares issued upon exercise hereof, shall be stamped or imprinted with legends setting forth the restrictions on transfer arising under applicable federal and state securities laws.

SECTION 6.           Registration Rights Under the Securities Act of 1933.

The Holder of this Warrant shall have all of the rights, benefits, and obligations with respect to the Warrant Shares of a Holder of Registrable Securities pursuant to that certain Registration Rights Agreement, dated as of ____________ , between the Company and the Holders of Registrable Securities (as defined therein) (the "Registration Rights Agreement").In the event of the exercise or surrender of this Warrant, the Holder of the Warrant Shares shall succeed to the rights in this Section 6.

SECTION 7.           Amendments.

Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated without the prior written consent of holder of a majority of the Warrants outstanding; provided, however, that no such amendment shall, without the prior written consent of the Holder of this Warrant, (i) shorten the Expiration Date of this Warrant, (ii) reduce the amount of Warrant Shares issuable upon exercise of this Warrant (except in accordance with Section 3), (iii) increase the Exercise Price (except in accordance with Section 3) or (iv) amend any provision of this Section 7. Any amendment effected pursuant to this Section 7 shall be binding upon the Holder of this Warrant.

SECTION 8.           Governing Law.

This Warrant shall be governed by the internal law, and not the law of conflicts, of the State of

Colorado.

SECTION 9.           Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile (if sent during normal business hours of the recipient) and, if not sent during normal business hours, then on the next business day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, witl1 written verification of receipt. Such notices and other communications shall be sent (a) to the Company at Enerpulse, Inc. 2301 Yale Blvd. SE Unit A6, Albuquerque, NM 87106; and (b) to the Holder at the address for such Holder set forth in the Purchase Agreement pursuant to which this Warrant was issued or such other address designated by the Holder to the Company in writing.

IN WITNESS WHEREOF, Enerpulse, Inc. has caused this Warrant to be executed by its officer thereunto duly authorized.

Enerpulse, Inc.

By:	_______________________________________
Louis Camilli, President

PURCHASE FORM

Dated           ________________, ___________________

____ (check if applicable) The undersigned hereby irrevocably elects to exercise its rights pursuant to this Warrant to the extent of purchasing _________ shares of Series A Preferred Stock. par value $0.001 per share (''Series A Preferred Stock''), of Enerpulse, Inc., a Delaware corporation, and hereby makes payment of $____________, in cash, in payment of the exercise price thereof.

____(check if applicable) The undersigned hereby irrevocably elects to exercise its rights pursuant to this Warrant to the extent of purchasing _______ shares of Series A Preferred Stock and hereby authorizes you to cancel ______ of such shares without issuance to the undersigned as a "cashless" payment of the exercise price of this Warrant.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name _____________________________________________

(Please typewrite or print in block letters)

Address____________________________________________

Signature __________________________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED, _______________________hereby sells, assigns and transfers unto

Name_________________________________________________________________

(Please typewrite or print in block letters)

Address_______________________________________________________________

the right to purchase Series A Preferred Stock, par value $0.001 per share, of Enerpulse, Inc., a Delaware corporation (the "Company"), represented by this warrant to the extent of ______________ shares a s to which such right is exercisable and does hereby irrevocably constitute and appoint as Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date:__________________________

Signature ______________________________________